Exhibit 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
     On July 1, 2007, MRV acquired Fiberxon, Inc. (“Fiberxon”), a privately-held Delaware corporation. Fiberxon develops and manufactures modular optical link interfaces for telecommunication systems and networks, with principal manufacturing operations in China. We believe that the acquisition of Fiberxon adds an established, vertically integrated manufacturing, sales and distribution model in China and strengthens MRV’s optical component groups positioning in Asia-Pacific, Europe and North America. On January 26, 2007, MRV entered into an Agreement and Plan of Merger under which MRV intended to contribute the capital stock of Fiberxon to Luminent, Inc. (“Luminent”), a wholly-owned subsidiary of MRV, or otherwise combine Fiberxon’s business with that of Luminent. In exchange for the outstanding capital stock of Fiberxon, MRV agreed in the original acquisition agreement with Fiberxon to pay Fiberxon’s stockholders consideration composed of (i) approximately $17.7 million in cash, (ii) approximately 18.4 million shares of MRV’s common stock (excluding 2.8 million shares of MRV’s common stock underlying the assumption of Fiberxon outstanding stock options), and (iii) an obligation to pay an additional amount of approximately $31.5 million in cash or shares of MRV’s common stock, or a combination thereof, if Luminent does not complete an initial public offering (an “IPO”) of its common stock within 18 months of the closing date of the acquisition (the “Closing”) or the third trading day after Luminent’s IPO. The latter component of the purchase consideration (the “Deferred Consideration Payment”) may amount to more than $31.5 million if Luminent successfully completes an IPO within 18 months of the Closing. In such event and in lieu of $31.5 million, MRV has agreed to pay an amount equal to 9.0% of the product obtained by multiplying (x) the price per share to the public in the Luminent IPO, less the discount provided to the underwriters, by (y) the total number of shares of Luminent Common Stock outstanding immediately prior to the effectiveness of the agreement between Luminent and the underwriters of the Luminent IPO.
     Prior to closing, an amendment to the Agreement and Plan of Merger between MRV and Fiberxon was executed, which amended certain terms under which MRV would acquire Fiberxon. The amendment removed the condition for Fiberxon to deliver audited consolidated financial statements prior to closing, restricted the transferability of the MRV shares issued to the Fiberxon stockholders until the earlier of one year from the closing date or three trading days after MRV receives Fiberxon’s audited consolidated financial statements for the three years ended December 31, 2006 (“Financials Receipt Date”), extended the duration of the obligation to make the Deferred Consideration Payment and the related set-off period during which MRV may exercise its rights of set-off to the earlier of 18 months from the Financials Receipt Date or the third trading day after Luminent’s IPO, reached agreement to share equally the third-party, out-of-pocket fees and expenses associated with the preparation and delivery of Fiberxon’s audited financial statements to MRV, and established an intended closing and effective date of July 1, 2007. The Financials Receipt Date occurred on October 28, 2007. In regards to the set-off rights, up to $13 million of the deferred consideration payment is available for indemnification purposes relating to certain damages pertaining to circumstances existing at the effective July 1, 2007 date. Up to $5 million of the deferred consideration payment has been made available for indemnification purposes relating to certain damages incurred pertaining to certain circumstances arising during the set-off period. The set-off period ends on the earlier of 1) February 28, 2008 if the Luminent IPO has occurred prior to that date, 2) the date of the Luminent IPO closing if such date is after February 28, 2008 and prior to the IPO deadline of March 27, 2009, or 3) the date of the IPO deadline if the Luminent IPO has not occurred as of that date.
     The following unaudited pro forma condensed combined financial data is based on current and historical unaudited financial statements of MRV and Fiberxon after giving effect to MRV’s acquisition of Fiberxon and the assumptions and adjustments described in the notes to the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined financial data of MRV and Fiberxon reflect results of operations as though the companies had been combined as of the beginning of each of the periods presented. The unaudited pro forma condensed combined financial data is presented for informational purposes only and is not indicative of the results of operations that would have been achieved if the merger had taken place at the beginning of each of the periods presented.

MRV Communications, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Six Months Ended June 30, 2007
(In thousands, except per share data)

			Pro Forma
	MRV	Fiberxon	Adjustments		Total

Revenue	$191,641	$40,563	$(1,099)	(2)	$231,105
Cost of goods sold	133,426	30,563	(1,031)	(2)(3)	162,958

Gross profit	58,215	10,000	(68)		68,147

Operating costs and expenses:
Product development and engineering	14,152	3,172	93	(3)	17,417
Selling, general and administrative	46,774	5,413	508	(3)	52,695
Amortization of intangibles	—	—	1,613	(4)	1,613

Total operating costs and expenses	60,926	8,585	2,214		71,725

Operating income (loss)	(2,711)	1,415	(2,282)		(3,578)

Interest expense	(2,016)	(105)	—		(2,121)
Other income, net	2,642	(900)	—		1,742

Income (loss) before income taxes	(2,085)	410	(2,282)		(3,957)

Provision for income taxes	2,591	622	—		3,213

Net loss	$(4,676)	$(212)	$(2,282)		$(7,170)

Net loss per share:
Basic and diluted	$(0.04)	$(0.01)			$(0.05)

Weighted average number of shares:
Basic and diluted	125,885	18,623	18,402	(5)	144,287

     See notes to unaudited pro forma condensed combined financial information.

MRV Communications, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
At June 30, 2007
(In thousands)

			Pro Forma
	MRV	Fiberxon	Adjustments		Total

Assets
Current assets:
Cash and cash equivalents	$95,060	$5,558	$(24,090)	(1)(6)(7)	$76,528
Short-term marketable securities	7,500	—	—		7,500
Time deposits	4,875	2,302	—		7,177
Accounts receivable, net	98,264	19,410	(1,106)	(9)	116,568
Inventories	68,800	17,896	—		86,696
Deferred income taxes	895	—	—		895
Other current assets	15,514	7,054	(1,208)	(7)(10)	21,360

Total current assets	290,908	52,220	(26,404)		316,724
Property and equipment, net	14,609	8,568	—		23,177
Intangibles	—	—	10,262	(1)(11)	10,262
Goodwill	36,316	—	99,611	(1)(12)	135,927
Deferred income taxes	1,460	—	—		1,460
Other assets	4,697	—	—		4,697

Total assets	$347,990	$60,788	$83,469		$492,247

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$22,765	$3,770	$—		$26,535
Accounts payable	58,204	19,486	(1,106)	(9)	76,584
Deferred consideration payment	—	—	30,656	(1)(13)	30,656
Accrued liabilities	27,048	11,712	—		38,760
Deferred revenue	7,370	—	—		7,370
Deferred tax liability — short term	—	—	1,124	(14)	1,124
Convertible notes	23,000	—	—		23,000
Other current liabilities	4,766	135	—		4,901

Total current liabilities	143,153	35,103	30,674		208,930
Deferred tax liabilities — long term	—	—	3,617	(14)	3,617
Other long-term liabilities	7,283	—	—		7,283
Minority interest	5,272	—	—		5,272
Commitments and contingencies	—	—	—		—
Total stockholders’ equity	192,282	25,685	49,178	(1)(15)	267,145

Total liabilities and stockholders’ equity	$347,990	$60,788	$83,469		$492,247

     See notes to unaudited pro forma condensed combined financial information.

MRV Communications, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2006
(In thousands, except per share data)

			Pro Forma
	MRV	Fiberxon	Adjustments		Total

Revenue	$356,489	$48,426	$(332)	(2)	$404,583
Cost of goods sold	244,207	35,786	(351)	(2)(3)	279,642

Gross profit	112,282	12,640	19		124,941

Operating costs and expenses:
Product development and engineering	28,187	6,757	(26)	(3)	34,918
Selling, general and administrative	87,539	12,155	(142)	(3)	99,552
Amortization of intangibles	—	—	2,025	(4)	2,025
Impairment of goodwill	52	—	—		52

Total operating costs and expenses	115,778	18,912	1,857		136,547

Operating loss	(3,496)	(6,272)	(1,838)		(11,606)

Interest expense	(3,540)	(120)	—		(3,660)
Other income, net	5,386	(1,488)	—		3,898

Loss before income taxes	(1,650)	(7,880)	(1,838)		(11,368)

Provision for income taxes	3,865	594	—		4,459

Net loss	$(5,515)	$(8,474)	$(1,838)		$(15,827)

Net loss per share:
Basic and diluted	$(0.05)	$(0.48)			$(0.11)

Weighted average number of shares:
Basic and diluted	120,902	17,525	18,402	(5)	139,304

     See notes to unaudited pro forma condensed combined financial information.

MRV Communications, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet
At December 31, 2006
(In thousands)

			Pro Forma
	MRV	Fiberxon	Adjustments		Total

Assets
Current assets:
Cash and cash equivalents	$91,722	$2,541	$(24,824)	(1)(6)(8)	$69,439
Short-term marketable securities	25,864	—	—		25,864
Time deposits	821	7,637	—		8,458
Accounts receivable, net	95,244	12,729	(34)	(9)	107,939
Inventories	61,361	16,508	—		77,869
Deferred income taxes	895	—	—		895
Other current assets	13,607	4,229	(474)	(8)(10)	17,362

Total current assets	289,514	43,644	(25,332)		307,826
Property and equipment, net	14,172	9,113	—		23,285
Intangibles	—	—	11,875	(1)(11)	11,875
Goodwill	36,348	—	99,611	(1)(12)	135,959
Deferred income taxes	1,460	—	—		1,460
Other assets	4,728	—	—		4,728

Total Assets	$346,222	$52,757	$86,154		$485,133

Liabilities and stockholders’ equity
Current liabilities:
Short-term obligations	$26,289	$5,159	$—		$31,448
Accounts payable	47,384	12,706	(34)	(9)	60,056
Deferred consideration payment	—	—	30,656	(1)(13)	30,656
Accrued liabilities	29,704	8,771	—		38,475
Deferred revenue	7,624	—	—		7,624
Deferred tax liabilities — short term	—	—	1,124	(14)	1,124
Other current liabilities	5,926	216	—		6,142

Total current liabilities	116,927	26,852	31,746		175,525
Convertible notes	23,000	—	—		23,000
Deferred tax liabilities — long term	—	—	3,617	(14)	3,617
Other long-term liabilities	7,295	49	—		7,344
Minority interest	5,248	—	—		5,248
Commitments and contingencies	—	—	—		—
Total stockholders’ equity	193,752	25,856	50,791	(1)(15)	270,399

Total Liabilities and stockholders’ equity	$346,222	$52,757	$86,154		$485,133

     See notes to unaudited pro forma condensed combined financial information.

MRV Communications, Inc.
Notes To Unaudited Pro Forma Condensed Combined Financial Information
The following notes detail the Fiberxon acquisition and adjustments applied to MRV’s historical financial statements and those of Fiberxon to arrive at the pro forma financial information:
(1)	We accounted for the acquisition as a purchase in accordance with the guidance in Statement of Financial Accounting Standards No. 141 (SFAS No. 141) Business Combinations; therefore, the net tangible assets acquired were recorded at fair value on the acquisition date. The total purchase price of $134.9 million was comprised of (in thousands):

Cash	$17,651
MRV common stock issued	72,961
MRV stock options exchanged for Fiberxon stock options	7,604
Less: fair value of unvested MRV stock options exchanged for Fiberxon stock options	(1,598)
Bonus payment to close	3,000
Deferred consideration	31,500
Less: reconstruction cost	(844)
Legal, professional and banker’s fees related to acquisition cost	4,647

Total	$134,921

The $31.5 million in deferred consideration is payable if Luminent does not complete an IPO within 18 months after MRV’s receipt of Fiberxon’s audited consolidated financial statements for the three years ended December 31, 2006, or the third trading day after Luminent’s IPO. The amount may exceed $31.5 million if Luminent completes an IPO within 18 months of the financials receipt date. In such event, and in lieu of $31.5 million, MRV has agreed to pay an amount equal to 9.0% of the product obtained by multiplying the (x) price per share to the public in the Luminent IPO, less the discount provided to the underwriters, by (y) the total number of shares of Luminent common stock outstanding immediately prior to the effectiveness of the agreement between Luminent and the underwriters of the Luminent IPO. Any amount exceeding the $31.5 million will result in a corresponding increase to the amount allocated and recorded to goodwill.
MRV and Fiberxon’s stockholders agreed to share the costs incurred to reconstruct Fiberxon’s prior years’ financial statements, and compilation and audit services incurred to produce Fiberxon’s audited financial statements in the form and content required under SEC rules. MRV paid for all of the costs on behalf of both entities and deducted the $844,000 portion attributable to the Fiberxon stockholders’ responsibility from the purchase price per the amended agreement dated June 26, 2007.
Based upon information available to management resulting from a valuation undertaken by management in October 2007 in accordance with SFAS No. 141, MRV believes the methodology and estimates utilized to determine the net tangible assets and intangible assets are reasonable and currently believes that there will be no material change from the preliminary allocation of the purchase price. However, the Company’s fair value for the Fiberxon purchase price allocation derived from the recently completed valuation analysis is still preliminary and may change during the allowable allocation period, which is up to one year from the acquisition date and therefore the allocation of the purchase price, the estimates and assumptions used therein are subject to change. Any change in the value assigned to the intangible assets will result in a corresponding offset to the amount allocated and recorded to goodwill. MRV’s preliminary allocation of the Fiberxon purchase price is as follows (in thousands):

Net tangible assets acquired	$21,410
Intangible assets acquired:
Developed technology	8,500
Customer backlog	600
Customer relationships	4,800
Goodwill	99,611

Total purchase price	$134,921

A portion of the purchase price was allocated to developed product technology. This was identified and valued through an analysis of data provided by Fiberxon concerning existing products, target markets, expected income generating ability and associated risks. Developed product technology represents proprietary know-how that is technologically feasible. The primary valuation technique employed was the Income Approach, which is based on the premise that the value of an asset is based on the present value of future cash flows.
The acquired intangible assets are amortized using the following methods over their estimated useful lives, presented below:

Developed technology	Straight Line Method	5.5 years
Customer relationships	Accelerated Method	10 years
Customer backlog	Straight Line Method	6 months
Goodwill, which represents the excess of the purchase price over the fair value of tangible and identified intangible assets acquired, reflects the competitive advantages that MRV expects to realize primarily from Fiberxon’s standing in the China telecom industry market.
MRV recorded a $4.7 million deferred tax liability based on the guidance contained in Statements of Financial Accounting Standards No. 109 (SFAS 109) “Accounting for Income Taxes.” The deferred tax liability arose as a result of the $13.9 million value assigned to identifiable intangible assets.
The following table summarizes the components of the net tangible assets acquired at fair value (in thousands):

Accounts receivable	$19,410
Inventories	17,896
Property and equipment	9,033
Other assets and liabilities, net	(24,929)

Net tangible assets acquired	$21,410

Notes to Unaudited Pro Forma Condensed Combined Statement of Operations:
(2)	The pro forma adjustment relates to the elimination of sales from MRV Communications, Inc. to Fiberxon, Inc. during the period presented.

(3)	Pro forma adjustment for SFAS 123(R) expense for Fiberxon’s unvested options that will be exchanged for MRV options as part of the acquisition, offset by SFAS 123(R) expense already recognized in Fiberxon’s unaudited statement of operations during the period presented.

(4)	The pro forma adjustment is to record the amortization of intangible assets relating to the Fiberxon acquisition.

(5)	Weighted average shares used to calculate pro forma basic and diluted net loss per share for the periods presented was computed using the weighted average number of common stock outstanding for the periods presented. The pro forma adjustment includes the 18,402,000 shares of common stock issued as part of the purchase price. Stock options issued to Fiberxon employees as part of the acquisition were excluded from the pro forma adjustment as the options were anti-dilutive.
Notes to Unaudited Pro Forma Condensed Combined Balance Sheets:
(6)	The pro forma adjustment includes $17,650,600 of cash and $3,000,000 in bonus payment that will be paid to the shareholders of Fiberxon as part of the purchase price.

(7)	The pro forma adjustment includes $4,647,000 in other costs relating to the Fiberxon acquisition, of which $1,208,000 were previously paid as of June 30, 2007.

(8)	The pro forma adjustment includes $4,647,000 in other costs relating to the Fiberxon acquisition, of which $474,000 were previously paid as of December 31, 2006.

(9)	The pro forma adjustment relates to the elimination of inter company payables and receivables between MRV Communications, Inc. and Fiberxon, Inc. during the period presented.

(10)	The pro forma adjustment relates to other acquisition-related costs paid as of the period presented.

(11)	The pro forma adjustment is to record the intangible assets relating to the Fiberxon acquisition, net of amortization expense through the period presented.

(12)	The pro forma adjustment is to record goodwill relating to the Fiberxon acquisition.

(13)	The pro forma adjustment is to record the deferred consideration payment of $31,500,000 relating to the Fiberxon acquisition, offset by $844,000 in Fiberxon’s share of the reconstruction costs.

(14)	The pro forma adjustment is to record the deferred tax liability related to the valuation of intangibles arising from the Fiberxon acquisition.

(15)	The pro forma adjustment relates to the increase in stockholder’s equity arising from the issuance of common stock and options, assumption of Fiberxon’s net tangible and intangible assets upon acquisition, and deferred tax liabilities arising from the acquisition of intangibles.